Exhibit 5.2

GDHM Letterhead

November 17, 2006

DRAFT 11/17/06. Subject

to review and comment by

Firm Legal Opinion

Committee

American Physicians Insurance Exchange

1301 S. Capital of Texas Hwy., Suite C-300

Austin, Texas 78746

Re:	American Physicians Insurance Company, Registration Statement S-4
(Registration No. 333-137012)

Ladies and Gentlemen:

We have acted as special counsel to American Physicians Insurance Company, a Texas stock insurance company (the “Company”) to be formed upon the conversion of the Company from American Physicians Insurance Exchange, a Texas reciprocal inter-insurance exchange formed under the Texas Insurance Code (the “APIE”) into the Company, in connection with the registration, pursuant to a registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of up to 10,000,000 shares of the Company’s common stock, par vale $1.00 per share (“Common Stock”) and of up to 10,328 shares of the Company’s Series A Redeemable Preferred Stock, par value $1.00 per share (“Preferred Stock”), in connection with the conversion and merger described in the Registration Statement. The Common Stock and the Preferred Stock are collectively referred to as the “Company Shares”.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Registration Statement relating to the Company Shares has become effective under the Act and when issued, sold and delivered as described in the Registration Statement, the Company Shares will be duly authorized and validly issued and are fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

1. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the Laws of the State of Texas.

2. We have assumed that the conversion of APIE into the Company will be completed pursuant to the terms of the Plan of Conversion, as amended, including all exhibits thereto, on file with the Texas Department of Insurance as of the date of this opinion, and that such Plan of Conversion will been approved by the requisite number of APIE’s subscribers as required by the Plan of Conversion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

*****DRAFT*****

Graves Dougherty Hearon & Moody, P.C.